EXHIBIT 21

                                  SUBSIDIARIES

                                 State of              Name Under Which
Name                             Incorporation         Business is Done
--------------------------------------------------------------------------------

Information Decisions, Inc.      Michigan              SofTech

SofTech GmbH                     Germany               SofTech GmbH

SofTech Technologies Ltd.        United Kingdom        SofTech Technologies Ltd.

Adra Systems Srl                 Italy                 Adra Systems Srl

Adra Systems Sarl                France                Adra Systems Sarl

Compass, Inc.                    Massachusetts         Compass

System Constructs, Inc.          New York              Inactive

SofTech Investments, Inc.        Massachusetts         Inactive

AMG Associates, Inc.             Maryland              Inactive

Ram Design & Graphics Corp.      North Carolina        Inactive


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